Exhibit 4.1

RREEF PROPERTY TRUST, INC.
AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This Amended and Restated Distribution Reinvestment Plan (the “Plan”) is adopted by RREEF Property Trust, Inc. (the “Company”) pursuant to the Articles of Amendment and Restatement of the Company, as supplemented, amended or restated from time to time (the “Charter”). The Plan supersedes and replaces the distribution reinvestment plan previously adopted by the Company which was effective as of May 30, 2013, the date on which the minimum offering requirements were met in connection with the Public Offering (defined below) and the escrowed subscription proceeds were released to the Company. Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who (i) purchase Class A, Class B or Class D shares of the Company’s common stock (collectively the “Shares”) pursuant to a continuous public offering of any of the Company’s Class A and Class B shares (the “Public Offering”) or any unregistered private offering of the Company’s Class D shares (the “Private Offering”), or (ii) purchase Shares pursuant to any future offering of the Company (a “Future Offering”), and who elect to participate in the Plan (the “Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant and attributable to the class of Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.

2. Effective Date. The effective date of this Plan shall be February 15, 2016.

3. Procedure for Participation. Any Stockholder who has received (i) a Prospectus, as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “SEC”) in connection with the Public Offering or in any registration statement filed by the Company with the SEC to register any Future Offering, or (ii) a private placement memorandum in connection with the Private Offering (a “Private Placement Memorandum”), may elect to become a Participant by completing and executing an enrollment form or any other appropriate authorization form as may be available from the Company, the Company’s transfer agent, the dealer manager for the Public Offering or any soliciting dealer or distribution agent participating in the distribution of Shares for the Public Offering or the Private Offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.

4. Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in such Participant’s financial condition, including without limitation, (i) with respect to holders of Class A or Class B shares, the failure to meet the income, net worth and investment concentration standards imposed by such Participant’s state of residence and set forth in the Company’s most recent Prospectus and, (ii) with respect to holders of Class D shares, the failure to meet any accredited investor or other investor suitability requirements set forth in the Private Placement Memorandum. For the avoidance of doubt, this request in no way shifts to the Participant any responsibility of the Company’s sponsor, or any other person selling shares in a Public Offering or a Private Offering on behalf of the Company, to make every reasonable effort to determine that the purchase of Shares offered in the Public Offering or a Private Offering is a suitable and appropriate investment based on information provided by such Participant.

5. Purchase of Shares.

(a) Participants will acquire Shares from the Company under the Plan (the “Plan Shares”) at a price equal to the NAV per Share applicable to the class of Shares held by the Participant, calculated as of the distribution date. No selling commissions will be payable with respect to shares purchased pursuant to the Plan. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the

Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

(b) Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) the Plan Shares which will be registered with the SEC in connection with a Public Offering, (ii) Shares to be registered with the SEC in a Future Offering for use in the Plan (a “Future Registration”), (iii) Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the “Secondary Market”) or (iv) Shares which have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and which will be issued in reliance upon exemptions from the registration requirements of the Securities Act and state securities laws.

(c) Shares purchased in any Secondary Market will be purchased at the then-prevailing market price for Shares of the class purchased, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the Share price which will be paid for Shares of that class pursuant to the Public Offering or Private Offering.

(d) If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available for Shares of the class acquired. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, but may do so in its sole discretion.

6. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL INCOME TAX LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC OR THE PRIVATE PLACEMENT MEMORANDUM PROVIDED TO HOLDERS OF CLASS D SHARES IN CONNECTION WITH THE PRIVATE OFFERING, AS APPLICABLE.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

8. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Participant reports describing, as to such Participant: (i) the Distributions reinvested during the prior year; (ii) the number and class of Shares purchased pursuant to the Plan during the prior year; and (iii) the per-share purchase price for such Shares.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering written notice to the Company. This notice must be received by the Company prior to the last day of a month in order for a Participant’s termination to be effective for such month (i.e. a termination notice will be effective as of the last day of a month in which it is received and will not affect participation in the Plan for any prior month). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If the Company redeems a portion of a Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares which were not redeemed will not be terminated unless the Participant requests such termination in accordance with the requirements of this Section 9. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Distributions will be distributed to the Stockholder in cash.

10. Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote (including a majority of the Independent Directors) amend the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least ten days prior to the effective date of that amendment. The Board of Directors may by majority vote (including a majority of the Independent Directors) suspend or terminate the Plan for any reason upon ten days’ written notice to the Participants.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.